Exhibit (a)(28)

Employee FAQ issued by the Company on March 20, 2025.

1.	Why did we enter into this transaction? Why now?

●	Since QXO first made the proposal to acquire us last fall, our Board has done significant work to evaluate strategic alternatives to enhance value for all shareholders, including for our employee shareholders.

●	We have also taken into account the current uncertain macro environment, among other considerations.

●	Following the Board’s comprehensive review, we concluded that the transaction with QXO is in the best interest of Beacon and our shareholders.

2.	Who is QXO? Why are they the right fit for Beacon?

●	QXO plans to become a tech-focused leader in the building products distribution industry.

●	QXO’s chairman and CEO, Brad Jacobs, has built eight - multibillion-dollar companies, including XPO, one of the largest providers of less-than-truckload services in North America; United Rentals, the world’s largest equipment rental company; and United Waste Systems, the fifth largest U.S. waste management company at the time of its sale.

●	We expect our transaction with QXO to build on our tremendous success, and we will enhance our ability to help our customers build more.

●	Additionally, we expect the transaction will result in new career opportunities for Beacon employees as part of QXO’s fast-growing organization.

3.	What does this mean for employees? Will this affect my day-to-day responsibilities? Will my reporting structure change? Will there be layoffs?

●	There are no immediate changes to day-to-day operations, reporting structures or responsibilities.

●	The transaction is expected to close by the end of April, and until then, we remain an independent company.

●	Following the close of the transaction, we will become a part of QXO.

●	We should highlight that one of the reasons QXO was so interested in Beacon is due to our highly talented people, and QXO has been clear that their goal is preserving the value we bring – which includes our people.

●	We expect the transaction will result in new career opportunities for Beacon employees as part of QXO’s fast-growing organization.

●	We will keep you informed, as appropriate.

4.	Will Beacon continue to be headquartered in Herndon, Virginia? Will there be changes to Beacon’s other facilities and operating locations?

●	It is still early stages in the process and there are many details that still need to be worked out. We will keep you informed, as appropriate.

5.	Will there be any changes to employee compensation or benefits as a result of the transaction?

●	Until the transaction closes, which we expect to occur by the end of April, we will remain an independent company, and it is business as usual.

●	Now and through closing, no changes are anticipated to compensation or benefits as a result of this transaction.

●	We expect further clarity, including specifics around QXO’s compensation and benefits programs, as we move through the process.

●	We will keep you informed, as appropriate.

6.	What will happen to the Employee Stock Purchase Program (ESPP)?

●	Existing payroll deductions will continue as normal.

●	On the last trading day prior to closing (or, if earlier, June 30, 2025), your accumulated contributions will be automatically exercised for the purchase of Beacon common stock at the applicable discounted purchase price.

●	Your shares will then be treated as normal shares of Beacon common stock and cashed out for $124.35 per share.

●	If requested by QXO in writing at least ten (10) business days prior to closing, the ESPP will be terminated upon closing.

7.	What is a tender offer? What are the next steps in this process? How do I tender my shares?

●	A tender offer is a public bid for shareholders to sell their stock. All Beacon shareholders will be given an opportunity to “tender,” or sell their stock for $124.35 per share, within a specific timeframe.

●	All shareholders, including employee shareholders, will receive information regarding the terms of the tender offer and instructions on how to tender their shares.

8.	What will happen to my options at closing?

●	At closing, each of your options to purchase Beacon shares (excluding any purchase rights you have under the ESPP) that has not already been exercised for shares and has not expired will be converted into an option to purchase shares of QXO.

●	The QXO option will be for a number of shares of QXO common stock and will have an exercise price that is generally intended to preserve the same “spread” (which is the excess of the fair market value of the shares subject to the option over the exercise price) as your Beacon option had immediately before the Closing.

●	The conversion ratio discussed below will be used to determine the number of shares of QXO common stock subject to the QXO option and the exercise price will be converted to the quotient obtained by dividing the exercise price of your Beacon option by the conversion ratio.

●	The vesting schedule, expiration date and all other terms and conditions of your Beacon option will remain unchanged.

●	The conversion ratio is the quotient obtained by dividing $124.35 by the volume-weighted average trading price of QXO’s common stock on the New York Stock Exchange as reported by the Wall Street Journal for the five (5) consecutive trading days ending on the trading day immediately prior to the closing date.

9.	What will happen to my Restricted Stock Units (RSUs) at closing?

●	At closing, each of your awards of time-vesting restricted stock units (RSUs) that has not yet been settled in shares will be converted into an award of QXO RSUs based on the conversion ratio, such that the value of the RSUs immediately after the closing will be substantially similar to the value of such awards immediately before the Closing.

●	The vesting schedule, expiration date and all other terms and conditions of your Beacon option will remain unchanged.

●	If you hold A25 awards, these awards will be treated as RSUs, as described above, because the performance hurdles have all been met.

●	This means that they will convert to QXO RSUs and will remain eligible to vest in March 2026 (or, if earlier, upon a “Qualifying Termination” (as defined in the award agreement).

●	Any dividend equivalent rights attached to your RSUs will carry over to your QXO RSUs and be paid out within 30 days of vesting.

●	The conversion ratio is the quotient obtained by dividing $124.35 by the volume-weighted average trading price of QXO’s common stock on the New York Stock Exchange as reported by the Wall Street Journal for the five (5) consecutive trading days ending on the trading day immediately prior to the closing date.

10.	What will happen to my Performance-Based Restricted Stock Units (PSUs) at closing?

●	At closing, each of your awards of performance-vesting restricted stock units (PSUs) that has not yet been settled in shares will be converted into an award of QXO RSUs that will be solely subject to time-based vesting.

●	To convert your PSUs to QXO RSUs, the applicable performance metrics will be deemed satisfied at target levels, and that number of PSUs will be multiplied by the conversion ratio.

●	The resulting QXO RSUs will be subject to the same terms and conditions of your PSUs, except no performance conditions will apply.

●	Any PSUs for which the performance period has ended (and performance metrics achieved) prior to closing, but for which vesting remains solely subject to continued service through a future date, such as the A25 PSUs, will be treated as RSUs.

●	The treatment of RSUs is described in FAQ # 9 above.

●	Any dividend equivalent rights attached to your PSUs will carry over to your QXO RSUs and be paid out within 30 days of vesting.

●	The conversion ratio is the quotient obtained by dividing $124.35 by the volume-weighted average trading price of QXO’s common stock on the New York Stock Exchange as reported by the Wall Street Journal for the five (5) consecutive trading days ending on the trading day immediately prior to the closing date.

11.	What are QXO’s plans for Beacon? What does this mean for Ambition 2025?

●	Since launching our Ambition 2025 plan three years ago, we have transformed our company, delivering superior financial results and value creation.

●	We expect our transaction with QXO to build on that success.

●	We’ve been in business for nearly 100 years – and we’re well poised for future growth and success for the next 100.

●	Our focus continues to be on executing our business objectives and serving our customers.

12.	What will the go-forward leadership team look like following close? How will the Board be structured?

●	It is still early stages in the process and there are many details that still need to be worked out.

13.	What should employees tell customers?

●	You should tell customers who ask about this that we are continuing to operate business as usual and will continue to work with them just as we always have.

14.	So Beacon is now recommending that shareholders tender shares? I thought the Board previously recommended against doing so. What changed?

●	Beacon’s Board recommends that Beacon shareholders tender their shares in the tender offer.

●	Since QXO first made the proposal to acquire us last fall, our Board has done significant work to evaluate strategic alternatives to enhance value for our shareholders, including for our employee shareholders.

●	We have also taken into account the current uncertain macro environment, among other considerations.

●	Following the Board’s comprehensive review, we concluded that the transaction with QXO is in the best interest of Beacon and our shareholders.

15.	What if I am contacted by the media?

●	As always, please direct any outside inquiry to Jennifer Lewis at corporatecommunications@becn.com

16.	What happens next?

●	The transaction is expected to close by the end of April, subject to satisfaction of customary closing conditions.

●	We realize there will be questions in the coming weeks, and we appreciate your patience.

●	We are committed to keeping you informed on important developments as they occur.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication contains statements that may constitute forward-looking statements. These statements include, but are not limited to: statements related to the views and expectations of Beacon Roofing Supply, Inc. (“Beacon”) regarding the consummation of the transactions contemplated by the merger agreement with QXO, Inc. (“QXO”) and its wholly owned subsidiary, Queen MergerCo, Inc. (the “Transactions”); any statements relating to the plans, strategies and objectives of management or the board of directors of Beacon for future operations and activities; any statements concerning the expected development, performance, market share or competitive performance relating to products or services; any statements regarding current or future macroeconomic trends or events and the impact of those trends and events on Beacon and its financial performance; and any statements of assumptions underlying any of the foregoing. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and often use words such as “anticipate,” “estimate,” “expect,” “believe,” “will likely result,” “outlook,” “project” and other words and expressions of similar meaning. Investors are cautioned not to place undue reliance on forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, those set forth in the “Risk Factors” section of Beacon’s Form 10-K for the fiscal year ended December 31, 2024, and subsequent filings with the SEC. In addition, actual results may differ materially from those indicated in any forward-looking statements as the result of: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of Beacon’s stockholders will tender their stock in the tender offer; the possibility that various closing conditions for the Transactions may not be satisfied or waived on the anticipated timeframe or at all; factors relating to the Transactions, including the effects of the Transactions, or the completion or failure to complete the Transactions, on Beacon’s businesses; product shortages; changes in supplier pricing and rebates; inability to identify acquisition targets or close acquisitions; difficulty integrating acquired businesses; inability to identify new markets or successfully open new locations; catastrophic safety incidents; cyclicality, seasonality and weather; IT failures or interruptions, including as a result of cybersecurity incidents; goodwill or intangible asset impairments; disruptions in the capital and credit markets; debt leverage; loss of key talent; labor disputes; and regulatory risks. Beacon may not succeed in addressing these and other risks. Consequently, all forward-looking statements in this communication are qualified by the factors, risks and uncertainties referenced above and readers are cautioned not to place undue reliance on forward-looking statements. In addition, the forward-looking statements included in this communication represent Beacon’s views as of the date of this communication and these views could change. However, while Beacon may elect to update these forward-looking statements at some point, Beacon specifically disclaims any obligation to do so, other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing Beacon’s views as of any date subsequent to the date of this communication.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication is being made in respect of the pending Transactions involving Beacon and QXO. QXO will cause Queen MergerCo, Inc., a wholly owned subsidiary of QXO, to amend its previously commenced tender offer, which was commenced on January 27, 2025 and contemplated a purchase of all of the outstanding shares of common stock, par value $0.01 per share, of Beacon (the “Shares”) at a price of $124.25 per Share (such offer, the “January Offer”), to increase the purchase price of the Shares to $124.35 per share in cash, without interest, and to make such other amendments to reflect the execution, terms and other conditions of the merger agreement (the “Amended Offer” and together with the January Offer, the “Offer”). QXO will file with the SEC an amended “Tender Offer Statement” on Schedule TO with respect to the Offer and Beacon will file with the SEC a “Solicitation/Recommendation Statement” on Schedule 14D-9 pertaining to the Offer. BEACON’S STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE TENDER OFFER STATEMENT AND SOLICITATION/RECOMMENDATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Investors and stockholders may obtain a copy of the Tender Offer Statement and Solicitation/Recommendation Statement, any amendments or supplements thereto and other documents filed by Beacon and QXO with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC Filings” link in the “Financials & Presentations” section of Beacon’s website, https://ir.beaconroofingsupply.com/.

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